Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 14, 2025

China Broadband Capital Partners III, L.P.

By:	CBC Partners III, L.P., its general partner
By:	CBC Ultimate Partners III Ltd., its general partner

By:	/s/ Suning Tian
Suning Tian, Director

CBC Partners III, L.P.

By: CBC Ultimate Partners III Ltd., its general partner
By:	/s/ Suning Tian
Suning Tian, Director

CBC Ultimate Partners III Ltd.

By:	/s/ Suning Tian
Suning Tian, Director

Info Expert Services Limited

By:	/s/ Suning Tian
Suning Tian, Director

Wisdom Ascend Ventures Limited

By:	/s/ Suning Tian
Suning Tian, Director

Suning Tian

/s/ Suning Tian